CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 46 to the Registration Statement (Form N-1A, No. 811-21460) of Pioneer Series Trust II, and to the incorporation by reference of our report, dated January 28, 2019, on Pioneer Select Mid Cap Growth Fund (one of the portfolios comprising the Pioneer Series Trust II) included in the Annual Reports to Shareholders for the fiscal year ended
November 30, 2018.



		           /s/ Ernst & Young LLP



Boston, Massachusetts
March 22, 2019